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                                                                     EXHIBIT 1.2

                                4,000,000 Shares

                           AVALONBAY COMMUNITIES, INC.

                 Series H Cumulative Redeemable Preferred Stock

                          PRICE DETERMINATION AGREEMENT


                                                              October 7, 1998

PAINEWEBBER INCORPORATED
A.G. EDWARDS & SONS, INC.
LEGG MASON WOOD WALKER, INCORPORATED
MORGAN STANLEY & CO. INCORPORATED
PRUDENTIAL SECURITIES INCORPORATED
SMITH BARNEY INC.
WHEAT FIRST UNION, a division of
         Wheat First Securities, Inc.
c/o PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

                 Reference is made to the Underwriting Agreement, dated October 7, 1998 (the "Underwriting Agreement"), among AvalonBay Communities, Inc., a Maryland corporation (the "Company"), and the several Underwriters named in SCHEDULE A thereto (the "Underwriters"), for whom PaineWebber Incorporated , A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Smith Barney Inc., and Wheat First Union, a division of Wheat First Securities, Inc. are acting as representatives (the Representatives"). The Underwriting Agreement provides for the purchase by the Underwriters from the Company, subject to the terms and conditions set forth therein, of an aggregate of 4,000,000 shares (the "Firm Shares") of the Company's Series H Cumulative Redeemable Preferred Stock, par value $.01 per share. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

                 Pursuant to Section 2 of the Underwriting Agreement, the undersigned agree with the Representatives as follows:

                 The public offering price per share for the Firm Shares shall be $25.00.

                 The stated dividend rate of the Shares shall be 8.70%.

                 The purchase price per share for the Firm Shares to be paid by the several Underwriters shall be $24.2125 representing an amount equal to the public offering price set forth above, less $.7875 (3.15% of the public offering price) per share.






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                 The Company represents and warrants to the Underwriters that the representations and warranties of the Company set forth in Section 4 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles of such State.

                 If the foregoing is in accordance with your understanding of the agreement among the Underwriters and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among the Underwriters and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                                             Very truly yours,

                                             AVALONBAY COMMUNITIES, INC.


                                             By: /s/ Thomas J. Sargeant
                                                 -------------------------------
                                                     Thomas J. Sargeant
                                                     Chief Financial Officer


ACCEPTED as of the date
first above written

PAINEWEBBER INCORPORATED
A.G. EDWARDS & SONS, INC.
LEGG MASON WOOD WALKER, INCORPORATED
MORGAN STANLEY & CO. INCORPORATED
PRUDENTIAL SECURITIES INCORPORATED
SMITH BARNEY INC.
WHEAT FIRST UNION, a division of
         Wheat First Securities, Inc.

By: PAINEWEBBER INCORPORATED


By: /s/ Frederick T. Caven, Jr.
    ---------------------------------
        Frederick T. Caven, Jr.
        Managing Director